Exhibit 10.2

Amendment to
Amended and Restated
Executive Employment Agreement

This Amendment to the Amended and Restated Executive Employment Agreement (the “Amendment”) between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”) and Kathleen L. Quirk (the “Executive”) is dated effective April 27, 2011 (the “Amendment Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Executive Employment Agreement dated December 2, 2008 (the “Agreement”); and

WHEREAS, effective April 1, 2011, the Executive voluntarily agreed to waive the excise tax gross-up protections in the Agreement, and the Company and the Executive desire to amend the Agreement to remove the excise tax gross-up protections provided to the Executive in connection with a change of control of the Company.

NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary, benefits and other compensation to Executive by the Company, the parties hereto agree as follows:

1. Article V, Section 5 of the Agreement is hereby amended to reflect Executive’s waiver of the excise tax gross-up protections in the Agreement and, as amended, shall read in its entirety as follows:

5.           Excise Tax Provision.

(a)           Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with the Change of Control of the Company or the termination of the Executive’s employment under this Agreement or any other agreement between the Company and the Executive (all such payments and benefits, including the payments and benefits under Article V, Section 4(c) hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the cash payments under Article V, Section 4(c) hereof shall first be reduced, and the non-cash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of

Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect to have the non-cash payments and benefits hereof reduced (or eliminated) prior to any reduction of the cash payments under Article V, Section 4(c) hereof.

(b)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to a Change of Control or other event giving rise to a potential Excise Tax, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(c)           At the time that payments are made under this Agreement, the Post-Transaction Corporation shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Post-Transaction Corporation has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

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IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the Amendment Date.

Freeport-McMoRan Copper & Gold Inc.

By:    /s/ H. Devon Graham, Jr.
H. Devon Graham, Jr.
Director and Chairman of the
Corporate Personnel Committee of the
Board of Directors

Executive

By:    /s/ Kathleen L. Quirk
Kathleen L. Quirk

Signature Page of Amendment to
Amended and Restated Executive Employment Agreement between
Freeport-McMoRan Copper & Gold Inc. and
Kathleen L. Quirk